Exhibit 99

Eaton Reports First Quarter Earnings per Share of $1.23

First Quarter Adjusted Earnings Per Share of $1.26, Up 15 Percent Over the First Quarter of 2018, Excluding 2019 Acquisition and Divestiture Transaction Costs

Operating Cash Flow in First Quarter of $551 Million, A Record for a First Quarter

Raising Earnings Guidance for 2019 to Reflect Accretion from Ulusoy Acquisition

DUBLIN--(BUSINESS WIRE)--April 30, 2019--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.23 for the first quarter of 2019. Adjusted earnings per share were $1.26, which excludes charges of $0.03 per share for acquisition and divestiture transaction costs. This represents an increase of 15 percent over the first quarter of 2018.

Sales in the first quarter of 2019 were $5.3 billion, up 1 percent over the same period in 2018. The sales increase consisted of 4 percent growth in organic sales, partially offset by 3 percent negative currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a very strong first quarter with good growth and better than expected margins. Organic growth came in at 4 percent, in line with our guidance. Our segment margins in the first quarter were 16.0 percent, up 80 basis points over the first quarter of 2018, and above the high end of our guidance range.

“Operating cash flow in the first quarter was $551 million, a record for a first quarter,” said Arnold. “We returned substantial cash to our shareholders in the quarter, raising our quarterly dividend by 8 percent in February and repurchasing $150 million of our shares in the quarter.

“Factoring in accretion from our new Ulusoy acquisition, we now expect 2019 adjusted earnings per share to be between $5.72 and $6.02, representing at the midpoint a 9 percent increase over 2018, excluding the 2018 arbitration decision,” said Arnold. “We anticipate adjusted earnings per share for the second quarter of 2019 to be between $1.45 and $1.55, an 8 percent increase at the midpoint over the second quarter of 2018.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, up 2 percent over the first quarter of 2018. Organic sales were up 5 percent, partially offset by negative currency translation of 3 percent. Operating profits were $331 million. Excluding costs related to the spin-off of the Lighting business, adjusted operating profits were $332 million, up 8 percent over the first quarter of 2018.

“Operating margins in the first quarter were 18.9 percent, up 120 basis points over 2018,” said Arnold. “Orders in the first quarter were up 4 percent over the first quarter of 2018, driven by continued growth in both industrial and residential markets in the Americas.

“We announced during the first quarter that we will be spinning off to shareholders our Lighting business later this year,” said Arnold. “The spin-off process is proceeding as we had expected.”

Sales for the Electrical Systems and Services segment were $1.5 billion, up 6 percent over the first quarter of 2018. Organic sales were up 8 percent, partially offset by negative currency translation of 2 percent. Operating profits were $192 million, up 15 percent over the first quarter of 2018.

“Operating margins were 13.1 percent, an improvement of 100 basis points over 2018,” said Arnold. “The twelve-month rolling average of our orders in the first quarter was up 8 percent over 2018, led by strong growth across all regions.

“We were pleased to close our purchase of an 82 percent interest in Ulusoy Electric on April 15,” said Arnold. “This acquisition will provide us a powerful platform to serve customers in Europe and Asia.”

Hydraulics segment sales were $686 million, down 3 percent from the first quarter of 2018. Organic sales were up 1 percent, more than offset by negative currency translation of 4 percent. Operating profits in the first quarter were $80 million, down 11 percent from the first quarter of 2018.

“Organic sales rose slightly over 2018, reflecting continued growth in construction equipment, partially offset by declines in agricultural and industrial equipment,” said Arnold. “Operating margins in the quarter were 11.7 percent, down 100 basis points from 2018. Orders in the first quarter decreased 11 percent from the first quarter of 2018, driven by weakness in the global mobile equipment market.”

Aerospace segment sales were $502 million, up 10 percent over the first quarter of 2018. Organic sales were up 11 percent, while negative currency translation was 1 percent. Operating profits in the first quarter were an all-time record $116 million, up 30 percent over the first quarter of 2018.

“Operating margins in the quarter were 23.1 percent, 370 basis points over 2018, an all-time quarterly record,” said Arnold. “The twelve-month rolling average of our orders in the first quarter was up 18 percent over 2018. We saw particular strength in orders for commercial transports, military fighters and transports, and both commercial and military aftermarkets.”

The Vehicle segment posted sales of $810 million, down 9 percent from the first quarter of 2018. Organic sales were down 6 percent and currency translation was negative 3 percent. Operating profits in the first quarter were $122 million, down 8 percent from the first quarter of 2018.

“Our revenue growth in Vehicle was affected by revenues transferring over to the Eaton Cummins joint venture. The joint venture’s revenues grew 27 percent in the first quarter of 2019,” said Arnold. “Operating margins for Vehicle in the quarter were 15.1 percent, an improvement of 30 basis points over 2018.

“In the first quarter, we announced our intent to sell our Automotive Fluid Conveyance business and that process is ongoing,” said Arnold.

eMobility segment sales were $83 million, up 8 percent over the first quarter of 2018. Organic sales were up 9 percent, partially offset by negative currency translation of 1 percent. Operating profits in the first quarter were $5 million, down 55 percent from the first quarter of 2018 due to increased investment in research and development.

“Operating margins in the quarter were 6.0 percent,” said Arnold. “We are excited by our wins in this business so far, and particularly by the decision of PSA to use our inverter on a key new platform. We expect our mature year revenue from this platform to be about $100 million.”

Eaton is a power management company with 2018 sales of $21.6 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 99,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning second quarter and full-year 2019 earnings per share, the spin-off of our Lighting business, the planned sale of our Automotive Fluid Conveyance business, and inverter revenue from a new PSA platform. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2019 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2019	2018
Net sales	$5,305	$5,251

Cost of products sold	3,573	3,573
Selling and administrative expense	917	889
Research and development expense	156	156
Interest expense - net	66	70
Other income - net	(10)	(2)
Income before income taxes	603	565
Income tax expense	81	78
Net income	522	487
Less net loss for noncontrolling interests	—	1
Net income attributable to Eaton ordinary shareholders	$522	$488

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.23	$1.10
Basic	1.23	1.11

Weighted-average number of ordinary shares outstanding
Diluted	425.9	441.7
Basic	424.0	438.8

Cash dividends declared per ordinary share	$0.71	$0.66

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$522	$488
Excluding acquisition integration and divestiture charges (after-tax)	11	—
Adjusted earnings	$533	$488

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.23	$1.10
Excluding per share impact of acquisition integration and divestiture charges (after-tax)	0.03	—
Adjusted earnings per ordinary share	$1.26	$1.10
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2019	2018
Net sales
Electrical Products	$1,760	$1,732
Electrical Systems and Services	1,464	1,381
Hydraulics	686	710
Aerospace	502	458
Vehicle	810	893
eMobility	83	77
Total net sales	$5,305	$5,251

Segment operating profit
Electrical Products	$331	$307
Electrical Systems and Services	192	167
Hydraulics	80	90
Aerospace	116	89
Vehicle	122	132
eMobility	5	11
Total segment operating profit	846	796

Corporate
Amortization of intangible assets	(93)	(98)
Interest expense - net	(66)	(70)
Pension and other postretirement benefits expense	—	(2)
Other corporate expense - net	(84)	(61)
Income before income taxes	603	565
Income tax expense	81	78
Net income	522	487
Less net loss for noncontrolling interests	—	1
Net income attributable to Eaton ordinary shareholders	$522	$488
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
(In millions)
Assets
Current assets
Cash	$303	$283
Short-term investments	143	157
Accounts receivable - net	3,865	3,858
Inventory	2,897	2,785
Prepaid expenses and other current assets	536	507
Total current assets	7,744	7,590

Property, plant and equipment - net	3,473	3,467

Other noncurrent assets
Goodwill	13,318	13,328
Other intangible assets	4,754	4,846
Operating lease assets	420	—
Deferred income taxes	309	293
Other assets	1,631	1,568
Total assets	$31,649	$31,092

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$741	$414
Current portion of long-term debt	42	339
Accounts payable	2,274	2,130
Accrued compensation	302	457
Other current liabilities	1,927	1,814
Total current liabilities	5,286	5,154

Noncurrent liabilities
Long-term debt	6,782	6,768
Pension liabilities	1,265	1,304
Other postretirement benefits liabilities	320	321
Operating lease liabilities	308	—
Deferred income taxes	360	349
Other noncurrent liabilities	1,061	1,054
Total noncurrent liabilities	10,096	9,796

Shareholders’ equity
Eaton shareholders’ equity	16,233	16,107
Noncontrolling interests	34	35
Total equity	16,267	16,142
Total liabilities and equity	$31,649	$31,092
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2019 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and operating profit before acquisition integration and divestiture charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Net income per ordinary share of $4.91 for the year ended December 31, 2018 was $5.39 excluding the $0.48 per share expense from an arbitration decision related to the legacy Cooper Industries business acquired in 2012.

Note 2. ACQUISITION AND DIVESTITURE OF BUSINESSES

Acquired controlling interest of Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S.

On April 15, 2019, Eaton completed the acquisition of an 82.275 percent controlling interest in Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S., a leading manufacturer of electrical switchgear based in Ankara, Turkey, with a primary focus on medium voltage solutions for industrial and utility customers. Its sales for the 12 months ended September 30, 2018 were $126. The purchase price for the shares is approximately $214 on a cash and debt free basis. As required by the Turkish capital markets legislation, Eaton filed an application to execute a mandatory tender offer for the remaining shares shortly after the transaction closed.

Spin-off of Lighting business

On March 1, 2019, Eaton announced it plans to pursue a tax-free spin-off of its Lighting business. The spin-off will create an independent, publicly traded company and is expected to be completed by the end of 2019.

Note 3. ADOPTION OF NEW ACCOUNTING STANDARD

Eaton adopted Accounting Standard Update 2016-02, Leases (Topic 842), and related amendments, in the first quarter of 2019 using the optional transition method and has not restated prior periods. The Company recorded a cumulative-effect adjustment of less than $1 to retained earnings as of January 1, 2019. Additionally, the adoption of the new standard resulted in the recording of lease assets and lease liabilities for operating leases of $435 and $446, respectively, as of January 1, 2019. The adoption of the standard did not have a material impact to the Consolidated Statements of Income or Cash Flows.

Note 4. ACQUISITION INTEGRATION AND DIVESTITURE CHARGES

Eaton incurs integration charges related to acquired businesses, and transaction and other charges to divest businesses. A summary of these charges follows:

	Acquisition integration and divestiture charges		Operating profit as reported		Operating profit excluding acquisition integration and divestiture charges*
	Three months ended March 31, 2019
	2019	2018	2019	2018	2019	2018
Business segment
Electrical Products	$1	$—	$331	$307	$332	$307
Electrical Systems and Services	—	—	192	167	192	167
Hydraulics	—	—	80	90	80	90
Aerospace	—	—	116	89	116	89
Vehicle	—	—	122	132	122	132
eMobility	—	—	5	11	5	11
Total business segments	1	—	$846	$796	$847	$796
Corporate	11	—
Total acquisition integration and divestiture charges before income taxes	12	—
Income taxes	1	—
Total after income taxes	$11	$—
Per ordinary share - diluted	$0.03	$—
*Operating profit excluding acquisition integration and divestiture charges is used to calculate operating margin where that term is used in this release.

Business segment charges in 2019 related to the planned spin-off of the Lighting business and were included in Selling and administrative expense. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate charges in 2019 related primarily to the planned spin-off of the Lighting business and were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

CONTACT:
Eaton Corporation plc
Kelly Jasko, Media Relations, +1 (440) 523-5304
kellymjasko@eaton.com

Yan Jin, Investor Relations, +1 (440) 523-7558